Exhibit 23.1

                         Consent of Independent Auditors

The Board of Directors
  of RenaissanceRe Holdings Ltd.:

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3 No. 333- ) and related Prospectus of RenaissanceRe Holdings Ltd. for the registration of 318,213 shares of its common stock and to the incorporation by reference therein of our report dated January 14, 1998 with respect to the consolidated financial statements and schedules of RenaissnceRe Holdings Ltd. and Subsidiaries included in its Annual Report (Form 10-K) for the year ended December 31, 1997, filed with the Securities and Exchange Commission.

                                                   /s/ Ernst & Young

Hamilton, Bermuda
August 13, 1998